Exhibit 5.1

101 Federal Street, Suite 1900	Mail: 21 Pleasant Street, Suite 237
Boston, Massachusetts 02110	Newburyport, MA 01950

November 25, 2020

GTY Technology Holdings Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Re: GTY Technology Holdings Inc. At-the-Market Offering of Common Stock

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to GTY Technology Holdings Inc., a Massachusetts company (the “Company”), in connection with an “at-the-market” offering by the Company of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $10,000,000 (the “Shares”), pursuant to an At Market Issuance Sales Agreement, dated November 25, 2020 (the “Sales Agreement”), by and among the Company and B. Riley Securities, Inc. (“B. Riley”) and Needham & Company (“Needham” and, together with B. Riley, the “Agents”). This opinion letter is being furnished to you at the request of the Company pursuant to Section 7(m) of the Sales Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Sales Agreement.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the registration statement on Form S-3 (File No. 333-250152) (the “Registration Statement”), in the form filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 18, 2020 and amended on November 23, 2020;

(ii)	the base prospectus filed on November 18, 2020 and amended on November 23, 2020 (the “Base Prospectus”), in the form contained in the Registration Statement;

(iii)	the prospectus supplement, dated November 25, 2020 (together with the Base Prospectus, the “Prospectus”), relating to the offer and sale of the Shares, in the form in which it was filed with the Commission on November 25, 2020 pursuant to Rule 424(b) under the Securities Act;

(iv)	the Amended Articles of Organization of the Company adopted February 15, 2019 (“Articles of Organization”);

(v)	the Bylaws of the Company adopted February 15, 2019 (“Bylaws”);

TCF Law Group, PLLC

(vi)	board resolutions of the Company approving the offering, issuance and sale by the Company of the Shares and the Sales Agreement; and

(vii)	a certificate of the Secretary of the Commonwealth of Massachusetts as to the good standing of the Company dated as of November 20, 2020;

(viii)	an executed copy of the Sales Agreement.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photo copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing, it is our opinion that:

1.            The issuance of the Shares has been duly authorized; and

2.            When the Shares have been duly executed (in the case of certificated shares) and delivered and paid for as contemplated in the Registration Statement such Shares will be validly issued, fully paid and non-assessable.

Our opinion that any document is legal, valid and binding is qualified as to: (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally; (ii) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and (iii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The opinions expressed herein are based upon and limited to the laws of the Commonwealth of Massachusetts (including the statutory provisions, the applicable provisions of the Massachusetts Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

Continental Stock Transfer & Trust Company (“CST”), in its capacity as transfer agent with respect to the issuance of the Shares, may rely on the opinions set forth herein as if it were addressed to CST.

TCF Law Group, PLLC

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8 -K filed with the Commission on November 25, 2020 and its incorporation by reference into the Registration Statement, together with our consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

TCF Law Group, PLLC

By:	/s/ Stephen J. Doyle
Stephen J. Doyle
A Member